Exhibit 10.13

1320 Braddock Place

Alexandria, VA 22314

November 11, 2010

Dear Tony:

I’m pleased to extend an employment offer for you to join L-3 Services Group as Executive Vice President, reporting to me. Your starting salary will be $400,000 per annum, pro-rated and payable bi-weekly. This position has a normal incentive compensation target bonus of 65% of your base salary earned during the bonus year. Incentive compensation is based on corporate and individual performance. To receive incentive compensation you must be on the active payroll at time of payment. Additionally, after reporting to work in this assignment, you will receive a sign-on bonus of $150,000. In the event you voluntarily terminate your employment or your employment is terminated for cause within one year of your start date, you agree to reimburse L-3 for the full amount of the sign-on bonus.

We will recommend to the Compensation Committee of the Board that you receive equity-based awards in the form of restricted stock units valued at $260,000 on the grant date. This grant is typically made in late February of each year, and you will eligible for similar equity-based awards on an annual basis.

Upon employment, you will be eligible to participate in L-3’s insurance plans (medical, dental, life, and disability) and savings plan. In addition to participation in our group benefits program, as executive vice president at LSG, you will be eligible for an annual executive level physical, company purchased supplemental life insurance, first class domestic and business class international air travel and our executive medical plan under which you will be reimbursed for up to $10,000 per year of medical expenses not otherwise covered in our broad based plans. Additionally, your hire date will be adjusted and you will be credited for previous service for the purpose of vacation and savings plan vesting.

This offer is contingent upon your successful completion of our normal pre-employment drug screening examination and background check. Please contact John Hill in our corporate human resources department at (212) 805-5354 to make arrangements. Of course, this offer and your acceptance do not create a contract of employment for a term.

The employment resulting from your acceptance is at the will of either party and, therefore, terminable by you or L-3 at any time.

Tony, I believe I have covered all the terms of your offer package that we discussed last week and I look forward to your acceptance. If we have not addressed something that is of concern to you, please let us know. Based on our discussions, I’m confident that your return to L-3 will be a successful one and you will make an outstanding contribution to L-3’s future. Please indicate your acceptance of this offer by signing and returning the enclosed copy of this letter.

If you have any questions, please do not hesitate to call me.

Sincerely,

Steve Kantor

Senior Vice President& President

L-3 Services Group

/s/ Anthony Smergolinolo
Anthony Smergolinolo